Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated November 6, 2014

J.P.Morgan

J.P. Morgan TargetTracker: European Equities 20/8 (EUR) Index

Performance Update - November 2014

OVERVIEW

The J.P. Morgan TargetTracker: European Equities 20/8 (EUR) Index (ticker: EQJPTE20) (the "**Index**") is an investable index intended to provide capped exposure to the performance of the Euro STOXX 50 Index. The European Equities 20/8 (EUR) Index targets an annualized volatility of 20% on a daily basis by dynamically adjusting its exposure between the Euro STOXX 50 Index and the cash component based on the historical volatility of the Index's exposure to the Euro STOXX 50 Index subject to an exposure cap to the Euro STOXX 50 Index of 200%.



Hypothetical Back-Tested Data and Actual Historical Performance - August 27, 1999 to October 31, 2014


The Index
Euro STOXX 50 Index
150
140
130
120
110
100
90
80
70
60
50
40
Aug-99
Oct-01
Dec-03
Feb-06
Apr-08
Jun-10
Aug-12
Oct-14

Hypothetical and Actual Historical Volatility –August 27, 1999 to October 31, 2014


The Index
Euro STOXX 50 Index
Target Volatility
55%
50%
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
Aug-99
Oct-01
Dec-03
Feb-06
Apr-08
Jun-10
Aug-12
Oct-14

Key Features of the Index

- The J.P. Morgan TargetTracker: European Equities 20/8 (EUR) Index is intended to provide capped exposure to the performance of the Euro STOXX 50 Index while seeking to maintain a 20% annualized volatility target level.
- Volatility control mechanism continuously adjusts the exposure to the Euro STOXX 50 Index with the aim of achieving a constant realized volatility of 20%.
- The systematic monthly cap mechanism caps 21-day rolling period gains at 8%.

Recent Index Performance

Historical Performance*	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
2014	-5.15%	5.82%	0.52%	1.32%	2.15%	-1.08%	-5.54%	2.51%	1.62%	-6.63%			-5.08%
2013	1.94%	-4.03%	-0.76%	3.78%	1.43%	-7.58%	6.02%	-2.52%	7.54%	8.54%	1.07%	-0.66%	14.40%
2012	2.80%	2.93%	-1.71%	-6.68%	-6.94%	6.26%	1.74%	3.11%	0.31%	1.89%	2.99%	3.85%	10.05%
2011	5.90%	1.87%	-6.31%	3.40%	-5.93%	-1.15%	-6.70%	-12.63%	-3.45%	4.87%	-0.86%	-0.13%	-20.59%
2010	-6.27%	-2.38%	7.12%	-4.72%	-4.88%	-1.15%	4.41%	-3.48%	3.84%	3.52%	-7.54%	5.46%	-7.77%

*Represents the monthly and full calendar year performance of the Index based on, as applicable to the relevant monthly or annual measurement period, the hypothetical back tested daily Index closing levels from December 31, 2009 to July 31, 2014 and the actual historical performance of the Index based on the daily Index closing levels from June 30, 2014 to October 31, 2014. See the last paragraph under "Notes" on page 2 for important information about the limitations of using hypothetical historical performance measures.

November 06, 2014

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
Correlation -- October 31, 2014

                                                            Annualized
                          Two Year          One year       Returns Since Annualized Vol  Sharpe Ratio    Correlation Since
                       Annualized Return Annualized Return   Inception   Since Inception Since Inception    Inception
---------------------- ----------------- ----------------- ------------- --------------- --------------- -----------------
Euro Series 20/8 Index      7.77%            -4.54%           -1.65%        19.68%           -0.08             -
---------------------- ----------------- ----------------- ------------- --------------- --------------- -----------------
Euro Stoxx 50 Index        11.51%             1.43%           -1.40%        24.18%           -0.06           90.22%

Notes

Hypothetical, historical performance measures: Represents the performance of the J.P. Morgan TargetTracker: European Equities 20/8 (EUR) Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through July 31, 2014, and the actual historical performance from October 29, 2010 through October 31, 2014 and the actual historical performance of the Euro STOXX 50 over the same periods.
For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the J.P.Morgan
TargetTracker: European Equities 20/8 (EUR) Index will outperform the Euro
STOXX 50 Index, or any other alternative investment strategy. Sources:
Bloomberg and JPMorgan.

Volatility: historical six-month annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the historical returns, as applicable to the relevant measurement period, of the
J.P. Morgan TargetTracker: European Equities 20/8 (EUR) Index, and the Euro
STOXX 50 Index. Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since May 28, 1999. The Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

Index Live Date: 07/31/2014

Key Risks
[] The Index may not be successful. It may not outperform an alternative strategy related to the Equity Component or achieve its target volatility.

[] Our affiliate, JPMS plc, is the index calculation agent and Index Sponsor and may adjust the index in a way that affects its level and has no obligation to consider your interests.

[] The CDs are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the
CDs.

[] The Index has a limited operating history and may perform in unanticipated ways.

[] The Index is subject to short-term borrowing costs.

[] The Index may underperform its Equity Component or a direct investment in the component equity securities of its Equity Component.

[] The daily adjustment of the exposure of the Index to its Equity Component will vary, and the Index may be partially uninvested in its Equity Component or may

[] The Index is subject to a return cap.

[] If the value of the Equity Component changes, the level of the Index and the market value of your CDs may not change in the same manner.

[] The Index comprises notional assets and liabilities.

[] The Index is subject to market risks.

[] The investment strategy used to construct the Index involves daily adjustments to its synthetic exposure to its Equity Component.

[] The Equity Component of the Index may be replaced by a substitute index in certain extraordinary events.

[] Your investment in the CDs may be subject to
currency exchange risk.

[] The risks identified above are not exhaustive. You should review carefully the related "Risk Factors" section in the relevent product supplement and underlying supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.

DISCLAIMER

JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(866) 535-9248.Free Writing Prospectus filed pursuant to Rule 433; Registration
Statement No. 333-177923

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